                                                                    Exhibit 99.1


[EMERSON(R) Logo]
--------------------------------------------------------------------------------

                               NEWS & INFORMATION
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FOR:      EMERSON RADIO CORP.
          9 Entin Road
          Parsippany, NJ 07054-0430

CONTACT:  EMERSON RADIO CORP.           OR:     INVESTOR RELATIONS:
          John D. Florian                       Robert Maffei
          Deputy Chief Financial Officer        Investor Relations Manager
          (973) 428-2044                        (973) 428-2098


                                                EPOCH FINANCIAL GROUP, INC.
                                                Victor Thompson or
                                                Todd Atenhan
                                                (888) 917-5105

                              FOR IMMEDIATE RELEASE


Monday, August 21, 2006


EMERSON RADIO ANNOUNCES INCREASES IN NET REVENUE AND NET INCOME
FOR FISCAL 2007 FIRST QUARTER


PARSIPPANY, N.J. - August 21, 2006 - Emerson Radio Corp. (AMEX:MSN) today reported a 43.3% gain in net revenue to $55.4 million compared to $38.6 million in the first quarter of fiscal 2006 and a 40% increase in consolidated net income to $581,000 or $0.02 per diluted share for the first quarter of fiscal 2007, compared to net income of $416,000 or $0.02 per diluted share for the same period last year. The revenue increase was driven by sales of Emerson(R) branded products, $17.3 million, or 50.4% to $51.6 million from $34.3 million for the first quarter of fiscal 2007 as compared to the same period in fiscal 2006. Included in the increase were sales of Emerson's iPod(R) compatible products, introduced this past quarter of $5.0 million. Emerson's themed product sales increased by $500,000 to $2.3 million in the first quarter of fiscal 2007, up from $1.8 million for the first quarter of fiscal 2006. These increases were offset slightly by a $.9 million decrease in licensing income, or 36.9%, to approximately $1.5 million for the first quarter of fiscal 2007 from $2.4 million in the first quarter of fiscal 2006. The decrease for the three month period was primarily due to lower sales volume under Emerson Radio's video licensing agreement.

Cost of sales as a percentage of net revenues increased in the first quarter of fiscal 2007 to 86.4% from 85.2% for the same period of fiscal 2006. Selling, general and administrative expenses increased approximately $1.5 million to $5.3 million in the first quarter of fiscal 2007 as compared to $3.8 million for the same period in fiscal 2006, primarily due to increases in sales commissions, freight out costs related to the increase in sales volume, advertising expenditures and professional fees, offset by decreases in personnel expenditures.

Mr. Eduard Will, Emerson Radio's president - North American Operations, stated, "We continue to show a healthy balance sheet with $61.4 million of working capital and substantial credit facilities. Strong product placement of our Nickelodeon(R) branded products resulted in an approximate 28% increase in sales over the same period last year for our themed product line. iPod(R) compatible products, performed exceptionally well, rounding out what we believe is a trend we expect will continue for the remainder of the fiscal year. Finally, audio sales were up and microwave sales doubled compared to last year, primarily as a result of new model and account introductions and strong retail penetration. "

Mr. Adrian Ma, Chief Executive Officer of Emerson Radio, stated, "We expect to develop and execute business strategies that leverage Grande's and Emerson's combined strengths to drive and deliver a first class worldwide electronics distribution network for branded products. We have recently extended our license agreement with Funai through December 2010 and plan to expand our licensing programs for the Emerson(R) and HHScott(R) brands into new categories and geographic areas, in addition to developing potential cross licensing and marketing opportunities with Grande. With a new, revitalized management team in place, we believe Emerson Radio is well positioned to execute on these strategies and build shareholder value."

Emerson Radio Corp. (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson's web site is www.emersonradio.com

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.


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Emerson Radio News Release                                               Page 4


                          EMERSON RADIO CORP. AND SUBSIDIARIES
                           CONSOLIDATED SUMMARY OF OPERATIONS
                                       UNAUDITED
                                     (IN THOUSANDS)

                                                             Three Months Ended
                                                         June 30            June 30
                                                          2006                2005
                                                          ----                ----

NET REVENUES                                           $     55,389        $     38,647
Costs and expenses:
   Cost of sales                                             47,840              32,914
   Other operating costs and expenses                         1,599               1,199
   Selling, general & administrative expenses                 5,334               3,839
   Acquisition costs recovered                                   21                  --
   Stock based costs                                            105                  82
                                                    ------------------  -----------------
                                                             54,899              38,034
                                                    ------------------  -----------------


OPERATING INCOME                                                490                 613



   Interest (income) expense, net                              (105)                407
                                                    ------------------  -----------------
INCOME BEFORE INCOME TAXES AND DISCONTINUED
   OPERATIONS                                                   595                 206
   Provision (benefit) for income taxes                          14                  62
                                                    ------------------  -----------------

INCOME FROM CONTINUING OPERATIONS                               581                 144
   Income from discontinued operations, net of tax               --                 272
                                                    ------------------  -----------------
NET INCOME (LOSS)                                      $        581        $        416
                                                    ==================  =================

BASIC NET INCOME (LOSS) PER SHARE

   Continuing operations                               $       0.02        $       0.01
   Discontinued operations                                       --                0.01
                                                    ------------------  -----------------
                                                       $       0.02        $       0.02
                                                    ==================  =================
DILUTED NET INCOME (LOSS) PER SHARE

   Continuing operations                               $       0.02        $       0.01
   Discontinued operations                                       --                0.01
                                                    ------------------  -----------------
                                                       $       0.02        $       0.02
                                                    ==================  =================
WEIGHTED SHARES OUTSTANDING
   Basic                                                     27,065              27,172
                                                    ==================  =================
   Diluted                                                   27,142              27,226
                                                    ==================  =================

Emerson Radio News Release                                               Page 5



                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (IN THOUSANDS)

                                              June 30,         March 31,
                                                2006              2006
                                            -------------    ---------------
                                            (Unaudited)

Cash and cash equivalents                        $18,269            $20,517
Accounts receivable                               29,327             18,996
Inventory                                         41,128             33,003
Other current assets                               9,054              9,471
                                            -------------    ---------------
     TOTAL CURRENT ASSETS                         97,778             81,987
Property and equipment                             2,540              2,500
Other assets                                       7,855              8,015
                                            -------------    ---------------
     TOTAL ASSETS                               $108,173            $92,502
                                            =============    ===============

Current liabilities                              $36,645            $21,772
Long-term borrowings                                 687                575
Stockholders' equity                              70,841             70,155
                                            -------------    ---------------
     TOTAL LIABILITIES AND EQUITY               $108,173            $92,502
                                            =============    ===============